SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Report Filed December 1, 1999; Date of earliest event reported (Order Confirming Debtor's Plan of Liquidation as Modified) November 20, 1999


                                   PLUMA, INC.

               (Exact name of Registrant as specified in Charter)

North Carolina                      333-18755                   56-1541893

(State of                       (Commission File             (IRS Employer
incorporation)                       Number)                 Identification No.)

801 Fieldcrest Road
Eden, North Carolina                                 27288-3632
(Address of principal executive offices)             (Zip Code)

 (540) 635-4000
(Registrant's telephone number, including area code)


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Item 3:  Bankruptcy or Receivership

         On November 20, 1999 an Order confirming a modified Plan of Liquidation of Pluma, Inc. was entered by the United States Bankruptcy Court for the Middle District of North Carolina. The Plan provides for the orderly liquidation of the assets of the Company with the proceeds being distributed to creditors generally in accordance with the priority of distribution rules established in the Bankruptcy Code. The Bank Group, consisting of Bank of America, Centura Bank, Suntrust Bank, Atlanta, Crestar Bank, and Fleet Bank, N.A., holds uncontested liens on substantially all of the Company's assets and will receive the net proceeds of all asset sales. Under the Plan, however, the Bank Group has agreed to "carve out" the sum of $750,000.00 to be placed in a "Creditors Fund" to be used primarily for the benefit of general unsecured creditors.

         The Plan anticipates that after the liquidation of all estate assets, the Bank Group will be left with a deficiency claim in the approximate amount of $50.0 million. The Plan further anticipates that general unsecured creditors (exclusive of the Bank Group deficiency claim) will receive an aggregate distribution of between five and fifteen percent of the amount of their respective allowed claims. Under the Plan of Liquidation all allowed general unsecured claims (approximately $15.0 million) and the Bank Group deficiency claim must be paid in full prior to their being any distribution to shareholders. Consequently, it is most unlikely that shareholders will receive any distribution in this case.

         (c)  Exhibits.

              2.1  Debtor'S Plan of Liquidation
              2.2  Debtor's Disclosure Statement
              2.3  Debtor's Second Modification to Plan of Liquidation
              2.4  Debtor's Modification to Disclosure Statement
              2.5  Debtor's Modified Disclosure Statement
              2.6  Debtor's Modified Plan of Liquidation
              2.7 Order Confirming Debtor's Plan of Liquidation as Modified, entered November 20, 1999


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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PLUMA, INC.


                                   By:  /s/ John Wigodsky
                                       --------------------------------------
                                       John Wigodsky
                                       President and Chief Executive Officer


Dated:  December 1, 1999

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